Exhibit 99.1

FOR IMMEDIATE RELEASE


Clayton Homes, Inc. To Be Acquired by Berkshire Hathaway Inc.

Knoxville, TN and Omaha, NE (April 1, 2003) Clayton Homes, Inc. (NYSE: CMH) and Berkshire Hathaway Inc. (NYSE: BRK.A; BRK.B) announced today that they have approved and entered into a definitive Merger Agreement. Under the terms of the Merger Agreement, Clayton Homes, Inc.'s stockholders will receive cash of $12.50 per share in the merger.

Upon successful completion of the transaction, Clayton Homes, Inc. will become a wholly owned subsidiary of Berkshire Hathaway and will continue to be headquartered in Knoxville, TN. The Clayton management group, along with its 6,800 dedicated team members, will remain in place following the merger, and business operations will continue as usual.

The Board of Directors of Clayton Homes has unanimously approved the Merger Agreement. Likewise, James L. Clayton and the Clayton Family Foundation who together own 28% of Clayton stock, will vote their stock in favor of the merger.

Kevin T. Clayton, CEO and president, stated, "It is with sincere appreciation that I thank the thousands of talented individuals who have built this organization over the past 47 years. The fact that Warren Buffett has chosen to invest in the future success of Clayton is a strong statement of their belief and recognition that our people are truly exceptional. Clayton's proven industry success coupled with Berkshire's AAA credit rating and financial resources will assure our continued success. This synergistic alliance will make us more competitive and enable us to deliver even greater values to our customers."

Warren Buffett, Chairman of Berkshire Hathaway, said, "Clayton Homes is far and away the premier company in the Manufactured Housing Industry with high quality products and outstanding leadership and personnel. By retaining discipline, Clayton Homes is the lone tower of strength in an industry battered in recent years by the consequences of lax financing practices. Clayton Homes will be a great addition to the Berkshire Hathaway group of businesses."

The merger is subject to the approval of CMH stockholders as well as other closing conditions as described in the merger agreement.

Clayton Homes, Inc. is a vertically integrated manufactured housing company with 20 manufacturing plants, 297 Company owned stores, 610 independent retailers, 85 manufactured housing communities, and financial services operations that provide mortgage services for 165,000 customers and insurance protection for 100,000 families.

Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.
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Clayton Homes will publicly file a Form 8-K with the SEC containing the terms of the definitive Merger Agreement and the Stockholders Agreement. Clayton Homes will also file with the SEC and mail to stockholders a proxy statement regarding the acquisition of Clayton Homes referenced in this news release. The proxy statement will contain important information which should be read carefully before any decision is made with respect to this merger. These documents will be made available to all stockholders of Clayton Homes at no expense to them. These documents also will be available at no charge at the SEC's web site, www.sec.gov.

Stockholders of Clayton Homes may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.

This press release contains forward-looking statements with respect to management's beliefs about the financial condition, results of operations and business of Clayton Homes in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: market conditions in the manufactured housing market, the degree of continued market acceptance of Clayton Homes's products, competition, failure of the requisite stockholders to approve the merger, and merger-related costs and expenses. The non-merger related factors mentioned above, as well as other factors which could affect Clayton Homes's business, are discussed under the caption "Risk Factors" and elsewhere in Clayton Homes's Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the SEC. Neither Berkshire Hathaway nor Clayton Homes undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

For Clayton Homes: Carl Koella 865-380-3206.

For Berkshire Hathaway: Marc D. Hamburg 402-346-1400.